Exhibit 5.1

September 3, 2021

ADMA Biologics, Inc.
465 State Route 17
Ramsey, NJ 07446

Re:	ADMA Biologics, Inc. Registration Statement on Form S-3 (333-256643)

Ladies and Gentlemen:

We have acted as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a prospectus supplement, dated September 3, 2021 (the “Prospectus Supplement”), by the Company with the Securities and Exchange Commission (the “Commission”) on September 3, 2021 pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Act”), including the accompanying base prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of up to $50,000,000 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in an “at the market offering” as defined in Rule 415(a)(4) of the Act in accordance with the Distribution Agreement, dated September 3, 2021 (the “Distribution Agreement”), by and between the Company and Raymond James & Associates, Inc. (the “Agent”), pursuant to the referenced Registration Statement on Form S-3 (No. 333-256643) (the “Registration Statement”) filed with the Commission on May 28, 2021, amended on August 3, 2021 and declared effective on August 3, 2021.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the Board of Directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the Board of Directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, each as amended to date, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Distribution Agreement and (v) the written actions of the Board of Directors of the Company referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by and in accordance with the procedures set forth in the Distribution Agreement, will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius llp 502 Carnegie Center Princeton, NJ 08540-6241 United States	+1.609.919.6600 +1.609.919.6701

ADMA Biologics, Inc.
September 3, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP